Exhibit 10.7

SALARY DEFERRAL AGREEMENT

This Salary Deferral Agreement (the “Agreement”) is entered into as of this 24th day of June, 2013 by and among Davi Luxury Brand Group, Inc., a Nevada corporation (the "Company"), and Parrish Medley (the "Executive").

WHEREAS:

A.                 As of the date hereof, the Company owes the Executive $72,000 in accrued but unpaid wages and salary (“Unpaid Salary”).

B.                 Due to its current financial condition, it is in the best interests of the Company to defer the payment of the Unpaid Salary.

C.                 The Executive is willing to defer payment of the Unpaid Salary in exchange for receiving a stock option to purchase 720,000 shares of the Company’s common stock.

NOW THEREFORE, for and in consideration of the premises, covenants and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1.	GRANT OF OPTION.

(a)                The Company hereby grants to the Executive a non-qualified option (the “Option”) to purchase 720,000 shares of the Company’s common stock (the “Shares”). The form of the Option agreement is attached hereto as Exhibit A. The option shall be exercisable at any time prior to September 30, 2015, and have an exercise price (the “Exercise Price”) equal to $0.10 per share (the closing price of the common stock on the date of this Agreement as reported by the OTC Bulletin Board). The foregoing $0.10 per share option exercise price shall be adjusted hereafter for stock splits, stock combinations or similar events.

(b)               The Option or any portion thereof may be exercised by the Executive paying the purchase price of any shares with respect to which the Options are being exercised by cash, certified check, bank draft or postal or express money order. With the approval of the Company’s Board of Directors, before the Option is exercised, (i) all or a portion of the Exercise Price may be paid by the Executive by delivery of shares of Common Stock owned by the Executive having an aggregate fair market value (as of the date of exercise) that is equal to the amount of cash that would otherwise be required; and (ii) the Executive may pay the Exercise Price by authorizing a third party to sell shares of stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise, or (iii) the Executive may request that any amounts then owed to the Executive by the Company, including without limitation the Unpaid Salary, be applied to, and offset as payment the Exercise Price.

2.                  PAYMENT OF SALARY

(a)                The Company hereby acknowledges and agrees that it owes the Executive the full amount of the Unpaid Salary ($72,000). The Company hereby agrees to repay, in full, the Unpaid Salary in cash, in one or more payments, by no later than September 30, 2015. The Company shall have the right to repay some or all of the Unpaid Salary at any time, or from time to time, provided that the Company shall give the Executive no less than three business day’s written notice of its irrevocable intention to make such a payment. The Executive shall have the right to exercise his Option during the three-day notification period.

(b)               In consideration for the Option, the Executive hereby agrees to refrain from demanding payment of the Unpaid Salary until September 30, 2015.

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3.                  THE EXECUTIVE’S REPRESENTATIONS AND WARRANTIES.

The Executive represents and warrants that:

(a)                Investment Purpose. In the event that the Executive exercises the Option, he will acquire the Shares for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended.

(b)               Information. The Executive understands that an investment in the Shares of the Company involves a high degree of risk. The Executive has sought such accounting, legal and tax advice as he deems necessary to make an informed decision regarding the exercise of the Option into Shares.

4.                  THE COMPANY’S REPRESENTATIONS AND WARRANTIES.

(a)                Corporate Power. The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement, to grant the Option, and to sell and issue Shares under the Option.

(b)               Authorization. All corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement by the Company, including the authorization, sale, issuance and delivery of the Shares, has been taken. This Agreement constitutes a valid and binding obligations of the Company, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

5.                  MISCELLANEOUS.

(a)                Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.

(b)               Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

(c)                Applicable Law. This Agreement shall be construed and governed by the laws of the State of California.

IN WITNESS WHEREOF, the Executive and the Company have caused this Salary Deferral Agreement to be duly executed as of the date first written above.

THE COMPANY:

DAVI LUXURY BRAND GROUP, INC.

By: /s/ Parrish Medley

Name: Parrish Medley

Its: President

THE EXECUTIVE:

By: /s/ Parrish Medley

Parrish Medley

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SALARY DEFERRAL AGREEMENT WAIVER

Reference is hereby made to that certain Salary Deferral Agreement (the “Agreement”), entered into as of June 24, 2013, by undersigned and Davi Luxury Brand Group, Inc., a Nevada corporation (the "Company"). Effective as of June 30, 2013, I, Parrish Medley, do hereby irrevocably and forever waive and relinquish any right that I may have had to exercise the Option (as defined in the Agreement) by any of the means specified in subparagraph 1(b)(iii) of the Agreement.

/s/ Parrish Medley
Parrish Medley

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